EX-99.B16


              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                   VANGUARD NEW YORK INSURED TAX-FREE FUND

1. Average Annual Total Return (As of November 30, 1995)

     P (1 + T)(n) = ERV

   Where:   P = a hypothetical initial payment of $1,000

            T = average annual total return

            N = number of years

          ERV = ending redeemable value at the end of the period

   EXAMPLE:
   One Year

            P = $1,000.00

            T = +19.90%

            N = 1

          ERV = $1,199.00

   Five Year

            P = $1,000.00

            T = +9.13%

            N = 5

          ERV = $1,548.05

   Ten Year

            P = $1,000.00

            T = +7.65%*

            N = *

          ERV = $2,036.40*

*Since inception on April 7, 1986

2. YIELD (30 Days Ended November 30, 1995)

   Yield = 2 [(a - b     (6)
             -------  + 1) - 1]
             [ c X d

   ------



   Where:  a = dividends and interest paid during the period

           b = expense dollars during the period (net of reimbursements)

           c = the average daily number of shares outstanding during the period

           d = the maximum offering price per share on the last day of the period

   Example a = $3,587,525.07

           b = $113,245.00
           c = 77,412,932.320

           d = $10.95

       Yield = 4.97%